                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): April 6, 2001



                    SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)
             (Exact name of registrant as specified in its charter)



    Netherlands Antilles                  1-4601                 52-0684746
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)



        153 East 53rd Street, 57th Floor
               New York, New York                      10022-4624

             42, rue Saint-Dominique
                  Paris, France                           75007

                 Parkstraat 83,
                   The Hague,
                 The Netherlands                         2514 JG

  (Addresses of principal executive offices)      (Zip or Postal Codes)


          Registrant's telephone number in the United States, including area code: (212) 350-9400


                    277 Park Avenue, New York, New York 10172
          (Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

     On April 6, 2001, Schlumberger Investments, a wholly owned subsidiary of Schlumberger Limited, announced that its offer for the ordinary share capital of Sema plc had been declared unconditional in all respects. As at 3:00 p.m. (London time), 10:00 a.m. (New York City time), on April 6, 2001, valid acceptances had been received in respect of 401,473,685 Sema shares and in respect of 5,539,937 Sema American depositary shares, each representing two Sema shares. These acceptances represent approximately 65.3% of the issued share capital of Sema. In addition, Schlumberger Investments had acquired 122,869,697 Sema shares through market purchases, representing approximately 20.0% of the issued share capital of Sema. Accordingly, as at 3:00 p.m. (London time), 10:00 a.m. (New York City time), on April 6, 2001, Schlumberger Investments had acquired 524,343,382 Sema shares, representing approximately 85.2% of the issued share capital of Sema.

     From April 6 to June 4, 2001, Schlumberger Investments acquired and paid for all remaining issued Sema shares. The aggregate consideration for the acquisition of 100% of the issued Sema shares is expected to be approximately $5.0 billion in cash. The purchase price for Sema shares acquired in the offer was determined following arm's length negotiations with Sema's management regarding its recommendation of the offer.

     The acquisition of Sema is being financed through existing cash resources of Schlumberger and from borrowings under Schlumberger's $3 billion credit facility dated February 20, 2001 with JP Morgan Plc, BNP Paribas, Salomon Brothers International Limited and Lehman Brothers International (Europe) (each as arrangers), Citibank International Plc as facility agent, and The Chase Manhattan Bank, BNP Paribas Citibank, N.A. and Lehman Commercial Paper Inc.

     Sema is an IT services company that provides its customers with the design, implementation, operations and management of information systems and IT-related consulting services. Among the industry sectors which Sema serves, Sema has increasingly focused on the telecommunications and finance sectors, and provides a range of its own software products specifically designed for these sectors in addition to its IT services. Sema's customers include a wide variety of businesses and governmental departments around the world. Sema's services and product offerings include systems integration and consulting; software products for the telecommunications, energy, transport and finance sectors; and outsourcing.

     Except as described in this paragraph, it is currently expected that the business and operations of Sema will continue to be conducted as they are currently being conducted. Schlumberger will continue to evaluate all aspects of the business, operations, capitalization, corporate and organizational structure, and management of Sema and will take such further actions as it deems appropriate under the circumstances then existing. Prior to the negotiations that resulted in the offer, Schlumberger had no material relationship with Sema or any substantial shareholder thereof.

     On February 16, 2001, Sema plc announced that profit before tax, minority interest and goodwill/intangibles amortization for the year ended December 31, 2000, was (pound)92 million under UK Generally Accepted Accounting Principles
(GAAP). A reconciliation of this amount to amounts included elsewhere in this Form 8-K/A is as follows:

                                              (Amounts in millions of UK Pounds)

Actual income before amortization of goodwill/intangibles,
    tax and minority interest - UK GAAP                           (pound)    92
UK to US GAAP Adjustments                                                   (87)
Amortization of goodwill and intangibles                                   (214)
                                                                          -----
Actual (loss) before tax and minority interest - US GAAP                   (209)
LHS results - January 1, 2000 to July 31, 2000                               (6)
Amortization of goodwill and intangibles                                   (222)
                                                                          -----
Pro forma (loss) before tax and minority interest - US GAAP       (pound)  (437)
                                                                          =====

     UK to US GAAP adjustments comprise numerous items, including adjustments pertaining to revenue recognition, contract accounting, employee stock options and pension plan accounting. These items are not expected to recur in 2001.

Item 7.   Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired.

     The following audited financial statements are filed with this report:

       . Sema plc, as of and for the year ended December 31, 2000, denominated in UK Pounds sterling and prepared in conformity with US GAAP.

(b)    Pro Forma Financial Information.

     The following unaudited pro forma financial statements are filed with this report:

       . Schlumberger Pro Forma Consolidated Statement of Operations for the year ended December 31, 2000 as if the acquisition had taken place on January 1, 2000.

       . Schlumberger Pro Forma Consolidated Balance Sheet as at December 31,
         2000 as if the acquisition had taken place on that date.

       . Sema plc Pro Forma Statement of Operations for the year ended December
         31, 2000.

     The pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of Schlumberger that would have occurred had the acquisition been consummated on the dates mentioned above. In addition, the pro forma consolidated financial statements are not necessarily indicative of the future financial condition or results of operations.

     In preparing the pro forma financial statements included in this Form 8-K/A, the following criteria were used:

Sema Financial Statements
-------------------------

     The audited financial statements of Sema plc for the year ended December 31, 2000, have been prepared in conformity with US GAAP and are based on the audited financial statements prepared in conformity with UK GAAP with the required adjustments to conform with US GAAP. These statements were prepared in UK Pounds and the following exchange rates have been used in translating to US
Dollars:

   Statement of Income for the year ended December 31, 2000  $1 = (pound)0.656
   Balance Sheet as of December 31, 2000                     $1 = (pound)0.675

     Sema plc acquired LHS on July 31, 2000 and accounted for this acquisition under the purchase method of accounting. The operating results of LHS for the period August 1, 2000 to December 31, 2000, are included in Sema's financial statements. In arriving at the pro forma results of Sema for the year ended December 31, 2000, the following adjustments have been made:

       . The operating results of LHS for the period January 1, 2000 to July 31, 2000 are included.
       . The amortization of goodwill and intangibles, arising as a result of the LHS acquisition, has been included for the period January 1, 2000 to July 31, 2000.

Financing of the Acquisition of Sema plc
----------------------------------------

     Schlumberger estimates the cost of the acquisition to be $5.2 billion, including expenses, which will be financed as follows:

       .   Use of existing Schlumberger funds      $2.2 billion
       .   External borrowing                      $3.0 billion

     In preparing the Schlumberger pro forma financial statements in this Form 8-K/A, it has been assumed that the acquisition of Sema plc took place on January 1, 2000. Consequently, adjustments have been made to the 2000 Statement of Operations to reflect the reduced interest income and increased interest expense resulting from the above internal and external financing. The interest rates used in computing these adjustments are:

       .   Interest Income  5.50% (Schlumberger's yield on internal funds used)
       .   Interest Expense 5.40% (The estimated cost of the external borrowing)

     If the above interest expense rate were to vary by one eighth of a percentage point, then pretax interest expense would change by $3.75 million.

Goodwill and Identifiable Intangibles
-------------------------------------

     The goodwill and identifiable intangibles arising on the acquisition of Sema plc are included as adjustments in preparing the Schlumberger Pro Forma Consolidated Statement of Operations and Balance Sheet. Goodwill and identifiable intangibles aggregate $5.03 billion and have a composite life of 28 years.

     The goodwill, identifiable intangibles and related amortization which are included in the Sema plc pro forma Statement of Operations have been eliminated (in adjustments) in preparing the Pro Forma Consolidated Statement of Operations and Pro Forma Consolidated Balance Sheet in conjunction with the purchase accounting adjustments recorded in connection with the acquisition of Sema, by Schlumberger. The amount of goodwill and identifiable intangibles on the Sema plc Balance Sheet at December 31, 2000, was $3.41 billion.

Purchase Accounting Adjustments
-------------------------------

     Under the purchase method of accounting, the estimated cost of approximately $5.2 billion, including transaction costs, will be allocated to the underlying net assets in proportion to their respective fair values. Any excess of the purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired and the liabilities assumed will be recorded as goodwill; at this time, the work needed to provide the basis for estimating these fair values and related amortization periods has not been completed. It is expected that the final allocation of the excess of purchase price over the book value will not differ materially from the amounts reflected herein.

     Purchase accounting adjustments consist primarily of severance costs ($81 million), facility reductions ($33 million), pension plan adjustments ($136 million) and tax restructuring costs ($50 million). Total purchase accounting adjustments aggregate $342 million, pretax.

(c)  Exhibits.

     The following Exhibit is included in this report:

     Exhibit 23 - Consent of Independent Accountants

                                  SCHLUMBERGER
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2000
                                   (UNAUDITED)

                                                                                    (Amounts in thousands of US Dollars)


                                                            Historical      Pro Forma
                                                           Schlumberger       Sema       Adjustments         Pro Forma
                                                           ------------  -------------   -----------       -------------
Revenue:
    Operating                                              $  9,611,462    $ 2,373,628     $      --         $11,985,090
    Interest and other income                                   423,255         14,634      (121,000)(1)         316,889
                                                           ------------  -------------   -----------       -------------
                                                             10,034,717      2,388,262      (121,000)         12,301,979
                                                           ------------  -------------   -----------       -------------
Expenses:
    Cost of goods sold and services                           7,371,542      2,438,110      (467,804)(2)       9,341,848
    Research & engineering                                      540,698         82,012            --             622,710
    Marketing                                                   437,128        150,457            --             587,585
    General                                                     448,587        374,695            --             823,282
    Interest                                                    276,081          9,451       162,000(3)          447,532
                                                           ------------  -------------   -----------       -------------
                                                              9,074,036      3,054,725      (305,804)         11,822,957
                                                           ------------  -------------   -----------       -------------
Income (loss) before taxes and minority interest                960,681       (666,463)      184,804             479,022
    Taxes on income                                             228,248        (38,354)      (14,347)(4)         175,547
                                                           ------------  -------------   -----------       -------------
Income (loss) before minority interest                          732,433       (628,109)      199,151             303,475
    Minority Interest                                             2,163           (457)           --               1,706
                                                           ------------  -------------   -----------       -------------
Net Income (loss)                                          $    734,596    $  (628,566)    $ 199,151         $   305,181
                                                           ============  =============   ===========       =============

Earnings Per Share:
    Basic                                                  $       1.29                                     $      0.54
                                                           ============                                    =============
    Diluted                                                $       1.27                                     $      0.53
                                                           ============                                    =============

Weighted Average Shares Outstanding:
    Basic                                                       570,028                                          570,028
                                                           ============                                    =============
    Diluted                                                     580,076                                          580,076
                                                           ============                                    =============



Adjustments:

(1) Reduction in Schlumberger's interest income                                                $ (121,000)
                                                                                              ===========

(2) Reversal of Goodwill & Identifiable Intangibles amortization included in Sema's results    $ (664,024)
    Amortization of Goodwill and Identifiable Intangibles arising on acquisition of Sema          196,220
                                                                                              -----------
                                                                                               $ (467,804)

                                                                                              ===========

(3) Increase in Schlumberger's interest expense                                                $  162,000
                                                                                              ===========


(4) Reversal of tax on amortization of Identifiable Intangibles included in Sema's results     $   41,393
    Tax benefit on additional interest expense                                                    (36,990)
    Tax benefit on amortization of Goodwill and Identifiable Intangibles arising
            on Sema acquisition                                                                   (18,750)
                                                                                              -----------
                                                                                               $  (14,347)
                                                                                              ===========

                                  SCHLUMBERGER
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             As of December 31, 2000
                                   (UNAUDITED)


                                                                                      (Amounts in thousands of US Dollars)


                                                           Historical
                                                ---------------------------------
                                                 Schlumberger(*)          Sema         Adjustments             Pro Forma
                                                ----------------       ----------     --------------          ------------
   Cash & Cash Equivalents                      $      3,040,150       $  256,148     $   (1,520,000) (1)     $  1,776,298
   Accounts Receivable                                 2,768,848          941,630                -               3,710,478
   Other Current Assets                                1,684,213           17,333             31,260  (2)        1,732,806
                                                ----------------       ----------     --------------          ------------
       Total Current Assets                            7,493,211        1,215,111         (1,488,740)            7,219,582
   Long-Term Investments, held to maturity             1,547,132           30,074           (680,000) (3)          897,206
   Investments in Affiliated Cos                         654,516            1,333                -                 655,849
   Property and Equipment, net                         4,394,514          237,037                -               4,631,551
   Multiclient Seismic Data                              975,775              -                  -                 975,775
   Goodwill and Identifiable Intangibles               1,716,427        3,411,111          1,769,105  (4)        6,896,643
   Other Assets                                          391,156          156,889                -                 548,045
                                                ----------------       ----------     --------------          ------------
   Total Assets                                 $     17,172,731       $5,051,555     $     (399,635)         $ 21,824,651
                                                ================       ==========     ==============          ============

   Current Liabilities                          $      3,990,905          944,147     $      341,900  (5)     $  5,276,952
   Long-Term Debt                                      3,573,047            5,185          3,000,000  (6)        6,578,232
   Postretirement Benefits                               476,380              -                  -                 476,380
   Minority Interest                                     605,313           20,741                -                 626,054
   Other Liabilities                                     231,870          430,963           (151,516) (7)          511,317
   Shareholders' Equity                                 8,295,216        3,650,519         (3,590,019) (8)        8,355,716
                                                ----------------       ----------     --------------          ------------
   Total Liabilities and Shareholders' Equity   $     17,172,731       $5,051,555     $     (399,635)         $ 21,824,651
                                                ================       ==========     ==============          ============



    (*) Reclassified, in part, for comparative purposes.

   Adjustments:

   (1) Cash & Cash Equivalents used for purchase of Sema stock                        $   (1,520,000)
                                                                                      ==============

   (2) Deferred tax on purchase accounting adjustments                                $       31,260
                                                                                      ==============

   (3) Long-Term Investments used for purchase of Sema stock                          $     (680,000)
                                                                                      ==============

   (4) Elimination of Goodwill on Sema balance sheet                                  $   (3,411,111)
       Goodwill and Identifiable Intangibles arising on Sema acquisition                    5,180,216
                                                                                      --------------
                                                                                      $    1,769,105
                                                                                      ==============

   (5) Purchase accounting adjustments                                                $      341,900
                                                                                      ==============

   (6) Bank Loans for financing the purchase of Sema stock                            $    3,000,000
                                                                                      ==============

   (7) Elimination of deferred tax on intangibles on Sema balance sheet               $     (283,412)
       Elimination of deferred tax on pension on Sema balance sheet                          (28,474)
       Deferred tax arising from Goodwill and Identifiable Intangibles                       150,000
       Net change to deferred tax (re:Italy) on Sema balance sheet                            10,370
                                                                                      --------------
                                                                                      $     (151,516)
                                                                                      ==============

   (8) Elimination of Shareholders Equity on Sema balance sheet                       $   (3,650,519)
       Other adjustments                                                                      60,500
                                                                                      --------------
                                                                                      $   (3,590,019)
                                                                                      ==============

                                    SEMA PLC
                        PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2000
                                   (UNAUDITED)


                                                        UK Pounds Sterling in Thousands                              US Dollars in
                                                                                                                     Thousands (a)
                                         -------------------------------------------------------------------------- ---------------
                                                        Historical                                    Pro Forma        Pro Forma
                                         -----------------------------------
                                                                LHS 7
                                               Sema            months to        Adjustments              Sema            Sema
                                                                July 31
                                         -----------------  ---------------   ---------------      ----------------   ------------
Revenue:
     Operating                           (pound) 1,480,500   (pound) 76,600        (pound) --      (pound)1,557,100   $  2,373,628
     Interest and other income                       4,000            5,600                --                 9,600         14,634
                                         -----------------   --------------   ---------------      ----------------   ------------
                                                 1,484,500           82,200                --             1,566,700      2,388,262
                                         -----------------   --------------   ---------------      ----------------   ------------

Expenses:
     Cost of goods sold and services             1,331,700           45,800           221,900  (1)        1,599,400      2,438,110
     Research & engineering                        40,000           13,800                 --                53,800         82,012
     Marketing                                      85,100           13,600                --                98,700        150,457
     General                                       230,400           15,400                --               245,800        374,695
     Interest                                        6,200               --                --                 6,200          9,451
                                         -----------------   --------------   ---------------      ----------------   ------------
                                                 1,693,400           88,600           221,900             2,003,900      3,054,725
                                         -----------------   --------------   ---------------      ----------------   ------------

Loss before taxes and minority interest           (208,900)          (6,400)         (221,900)             (437,200)      (666,463)
     Taxes on income                               (11,500)           1,400           (15,060) (2)          (25,160)       (38,354)
                                         -----------------   --------------   ---------------      ----------------   ------------
Loss before minority interest                     (197,400)          (7,800)         (206,840)             (412,040)      (628,109)
      Minority Interest                               (300)              --                --                  (300)          (457)
                                         -----------------   --------------   ---------------      ----------------   ------------
Net Loss                                  (pound) (197,700)  (pound) (7,800)  (pound)(206,840)      (pound)(412,340)    $ (628,566)
                                         =================   ==============   ===============      ================   ============

(a)  Translation rate :(pound)0.656 to $1.

Adjustments for LHS acquisition for the 7 months to July 31:
-----------------------------------------------------------
(1)   Amortization of Goodwill                                                 (pound)172,500
      Amortization of Identifiable Intangibles                                         49,400
                                                                               --------------
                                                                               (pound)221,900
                                                                               ==============

(2)   Tax benefit on Amortization of Identifiable Intangibles                  (pound)(15,060)
                                                                               ==============


                                    SEMA PLC

REPORT OF THE INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SEMA plc:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, statement of cash flows and consolidated statement of stockholders' equity present fairly, in all material respects, the financial position of SEMA plc and its subsidiaries at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  /s/  PricewaterhouseCoopers
  ------------------------------

PricewaterhouseCoopers
London
20 March 2001 (except for Note 21 which is as of April 6, 2001)

                                    SEMA PLC

                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                             (pound) millions
                                                         (except per share data)
   Revenue
      Operating                                                     1,480.5
      Interest income                                                   4.0
                                                               -----------------
                                                                    1,484.5
                                                               -----------------
   Operating Expenses
      Cost of products sold and services                           (1,331.7)
      Research and development                                        (40.0)
      Marketing                                                       (85.1)
      General                                                        (230.4)
      Interest                                                         (6.2)
                                                               -----------------
                                                                   (1,693.4)
                                                               -----------------

   Loss before taxes and minority interest                           (208.9)

      Taxes on loss                                                    11.5
                                                               -----------------

   Loss before minority interest                                     (197.4)

      Minority interest                                                (0.3)

                                                               -----------------
   Net loss                                                          (197.7)
                                                               -----------------

   Basic and diluted loss per share                                   (37.8)p

   Average shares outstanding                                   522,864,568





                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                (pound) millions

   Net loss                                                          (197.7)

   Other comprehensive loss:
      Foreign currency translation adjusted net of tax                  4.4
      Realized gain on sale of investments                            (16.5)
      Tax benefit on stock options                                      6.0

                                                               -----------------
   Comprehensive loss                                                (203.8)
                                                               -----------------


               The accompanying notes are an integral part of the
                       consolidated financial statements

                                    SEMA PLC

                           CONSOLIDATED BALANCE SHEET
                             AS AT DECEMBER 31, 2000

                                                                (pound) millions

    ASSETS
    Current Assets
       Cash and cash equivalents                                          144.4
       Short-term investments                                              28.5
       Receivables                                                        635.6
       Stock                                                               11.7
                                                                     -----------
                                                                          820.2

    Long-term investments, held to maturity                                20.3
    Investments in affiliated companies                                     0.9
    Fixed assets less accumulated depreciation                            160.0
    Goodwill and other intangibles, net                                 2,302.5
    Deferred taxes on income                                               43.7
    Other assets                                                           62.2
                                                                     -----------
                                                                        3,409.8
                                                                     -----------

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
       Accounts payable and accrued liabilities                           571.7
       Income tax liability                                                25.0
       Bank overdrafts                                                     40.3
       Long-term debt due within one year                                   0.3
                                                                     -----------
                                                                          637.3

    Long-term debt                                                          3.5
    Deferred tax                                                          219.5
    Other liabilities                                                      71.4
                                                                     -----------
                                                                          931.7
                                                                     -----------

    Minority Interest                                                      14.0

    Stockholders' Equity
     Common stock (800,000 ordinary shares authorized at 10p each,
     614,088,332 allotted, called-up and fully paid at 10p each)           61.4
       Additional paid-in capital                                       2,414.1
       Retained earnings                                                   30.4
       Treasury stock at cost                                             (24.5)
       Other comprehensive income                                         (17.3)
                                                                     -----------
                                                                        2,464.1
                                                                     -----------

                                                                     -----------
                                                                        3,409.8
                                                                     -----------


              The accompanying notes are an integral part of the
                       consolidated financial statements

                                    SEMA PLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                (pound) millions

 Cash flows from operating activities:
    Net loss                                                           (197.7)
    Adjustments to reconcile net loss to net cash provided by
    operating activities:
       Gain on sale of investments                                      (17.8)
       Loss on sale of fixed assets                                       0.3
       Depreciation and amortization                                    280.1
       Stock compensation expense                                        13.9
       Amounts written off investments                                    4.4
     Change in operating assets and liabilities:
       Increase in receivables                                         (105.1)
       Increase in inventories                                           (4.4)
       Increase in provisions                                            44.5
       Increase in accounts payable and accrued liabilities              68.6
       Decrease in liability for interest                                (2.2)
       Decrease increase in estimated liability for taxes               (35.2)
       Foreign exchange loss                                              3.6

                                                                   -------------
 NET CASH PROVIDED BY OPERATING ACTIVITIES                               53.0
                                                                   -------------

 Cash flows from investing activities:
    Purchases of fixed assets                                           (62.1)
    Acquisition of investments in SG share capital                       (4.4)
    Purchases of intangible assets                                      (14.7)
    Stamp duty paid                                                      (1.7)
    Payment of deferred consideration                                    (6.5)
    Sales of fixed assets & other                                         0.2
    Net cash received on acquisitions                                    78.2
    Sale of investments                                                  18.3

                                                                   -------------
 NET CASH PROVIDED BY INVESTING ACTIVITIES                                7.3
                                                                   -------------

 Cash flows from financing activities:
    Dividends paid                                                      (16.5)
    Sale of corporate bonds and treasury bills                            8.9
    Proceeds from issuance or ordinary shares                             2.6
    Payments on principal of capital leases                              (9.9)
    Proceeds from issuance of long-term debt                              2.2
    Payment of principal on long-term debt                               (0.9)
    Increase in cash overdrafts                                          23.2

                                                                   -------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                9.6
                                                                   -------------

 Effects of foreign exchange on cash and cash equivalents                (1.2)
 Net increase in cash and cash equivalents                               69.9
 Cash and cash equivalents, beginning of year                            75.7

                                                                   -------------
 CASH AND CASH EQUIVALENTS, END OF YEAR                                 144.4
                                                                   -------------


              The accompanying notes are an integral part of the
                       consolidated financial statements

                                    SEMA PLC

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                     Common Stock
                                ------------------------------------------------------------
                                                  Issued
                                -----------------------------------                             Accumulated
                                      Par Value          Premium          In Treasury               other
                                ----------------------- ----------- ------------------------   comprehensive    Income
                                   Shares       Amount     Amount       Shares      Amount          loss       Retained      Total
                                ------------- --------- ----------- ------------- ----------  -------------- ---------- -----------
                                                (pound)     (pound)                 pound)         (pound)      (pound)    (pound)
                                   Number      millions     millions    Number    (millions        millions    millions    millions
Balance, December 31, 1999       463,412,109      46.3       114.0                                   (2.4)       244.1        402.0

Translation adjustment                                                                                1.6                       1.6

Realized gain on sales of
investments                                                                                         (16.5)                    (16.5)

Sales of treasury stock upon
exercise of options                                                      27,896        0.4                                      0.4

Employee share compensation                                   13.9                                                             13.9

Purchase of treasury stock                                           (1,920,315)     (24.9)                                   (24.9)

New share capital subscribed     150,676,223      15.1     2,280.2                                                          2,295.3

Net loss                                                                                                        (197.7)      (197.7)


Dividends declared                                                                                               (16.0)       (16.0)


Tax benefit on stock options                                   6.0                                                              6.0

                                ------------- --------- ----------- ------------- ----------   -------------- ---------- -----------
Balance, December 31, 2000       614,088,332      61.4     2,414.1   (1,892,419)     (24.5)         (17.3)       30.4       2,464.1
                                ------------- --------- ----------- ------------- ----------   -------------- ---------- -----------

              The accompanying notes are an integral part of the
                       consolidated financial statements

                                    SEMA PLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS

Sema plc is an information technology, or IT, services company which provides its customers with the design, implementation, operation and management of information systems and IT-related consulting services. Among the industry sectors Sema plc serves, Sema plc has increasingly focused on the telecommunications and finance sectors, and provides a range of its own software products specifically designed for these sectors in addition to its IT services. Sema plc's customers include a wide variety of businesses and government departments located in over 70 countries around the world.

Sema plc's services and product offerings include: (1) systems integration; (2) software products, principally for the telecommunications and finance sectors; and (3) outsourcing. Each of these service lines includes a consulting component.

2.   SUMMARY OF ACCOUNTING POLICIES

The Consolidated Financial Statements of Sema plc and its subsidiaries ("the Group") have been prepared in accordance with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20% - 50% owned companies over which the Group exercises significant influence are accounted for using the equity method and classified in Investments in Affiliated Companies within the consolidated balance sheet.

Investments where the Group has less than 20% of the voting rights and over which the Group does not exercise significant influence are accounted for at cost, and are included in long-term investments, held to maturity on the consolidated balance sheet.

CASH AND CASH EQUIVALENTS

Short-term marketable debt securities with maturities of three months or less are included within cash on the consolidated balance sheet.

INVESTMENTS

Investments in listed companies are accounted for as available-for-sale securities under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", whereby any increases/decreases in market value, which are considered temporary, are reflected in other comprehensive income.

For purposes of the Consolidated Statement of Cash Flows, the Group does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

Investments in the Group's own shares is considered treasury stock and is included as a reduction to shareholders' equity.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

REVENUE RECOGNITION

Systems integration turnover is recognized on a percentage of completion basis for fixed price contracts and as the services are delivered for time and materials contracts. All turnover is recorded on a gross basis. Losses on fixed price contracts are recognized in the first period as they are incurred or foreseen.

Outsourcing turnover is recognized as services are delivered and earned.

The Group's product revenue is derived from the sale of licenses for its software, maintenance and related services, which include installation, consulting and training services. If services are essential to the functionality of the software, revenue derived from the contract is recognized based on the percentage of completion of the services provided during the period compared to the total estimated services provided over the entire contract.

If services are not essential to the functionality of the software, the revenue for each element of the contract is recognized separately based on its respective vendor specific objective evidence of fair value when all of the following conditions are met: a signed contract is obtained, delivery has occurred, fee is fixed and determinable and collectibility is probable. Vendor specific objective evidence of fair value is determined as being the price for the element when sold separately. If an ongoing vendor obligation exists under the license arrangement, or if any uncertainties with regard to customer acceptance are significant, turnover for the related element is deferred based on its vendor specific objective evidence of fair value. If vendor specific objective evidence of fair value does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

Payments received in advance of revenue recognition are recorded as deferred revenue. Revenue from annual maintenance and support are deferred and recognized ratably over the term of the contract. Revenue from consulting and training are deferred and recognized when the services are performed and collectibility is deemed probable.

If a discount is offered in a multiple-element arrangement, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value without regard to the discount, except that no discount is allocated to any upgrade rights.

FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION

Assets and liabilities denominated in foreign currencies are translated into Sterling at the rate ruling at the balance sheet date. Transactions are recorded at the rate prevailing at the date of the transaction or at the rate of any related forward contract. Exchange differences arising are dealt with through the profit and loss account.

The revenues, expenses, gains and losses of overseas Affiliated companies are translated into Sterling at the weighted average rate for the year and their assets and liabilities at the exchange rate as of the balance sheet date. The cumulative translation adjustment is recorded as a separate component of shareholders' equity.

FINANCIAL INSTRUMENTS

Derivative instruments utilized by the Group are forward exchange contracts and interest rate swaps. The Group only utilizes derivative instruments for hedging purposes.

A derivative instrument is considered to be used for hedging purposes when it relates directly to an existing underlying exposure and it reduces the risk to the Group.

Gains or losses arising on forward foreign exchange contracts are only recognized when the underlying transaction, which is being hedged, is settled.

Interest differentials on interest rate swaps are recognized by adjusting net interest expense.

INVENTORIES

Inventory is stated at the lower of cost and net realizable value, which approximates market. The cost is determined using the First-In-First-Out (FIFO) method. Costs include all costs incurred in bringing each product to its present location and condition. Inventory consists of raw materials and consumables, work in progress, and finished goods.

Work is undertaken for customers either on the basis that time and materials are billed as incurred or according to the terms of fixed or limited-price contracts (which are substantially long-term). With respect to the former, revenues and expenses are recognized according to time worked. With respect to fixed or limited-price contracts, revenue is recognized according to the percentage of the estimated total contract value completed. All losses are fully recognized as soon as incurred or foreseen.

GOODWILL

Goodwill arising on the acquisition of Affiliated companies, representing the excess of consideration given over the fair value of net assets acquired, is recorded as an intangible asset. Goodwill is amortized on a straight-line basis in the profit and loss account over the estimated useful life of the asset ranging from 5 to 10 years, the Directors estimate of the economic life of the assets.

OTHER INTANGIBLE ASSETS

Other intangible assets, representing separately identifiable assets from an acquisition or purchased software licenses are capitalized at fair value or cost, respectively. Separately identified intangible assets from an acquisition are amortized over their useful lives. These consist mainly of customer contracts and are amortized over a period of 5-10 years.

Software license costs are amortized over the period of the license or the term of the sales contract, whichever is shorter. Amortization is charged from the commencement of the license's deployment.

SOFTWARE DEVELOPMENT COSTS

The Group capitalizes all internal and external costs directly associated with the development of software for internal use under AICPA Statement of Position 98-1 (SOP 98-1) "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". These costs include designing, configuration, coding, installation, and testing.

Costs associated with the development of software to be sold or otherwise marketed are capitalized subsequent to the establishment of technological feasibility up to the product's general release under SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". These costs are amortized over the estimated economic life of the software product. To date, the period between achieving technological feasibility, which the Group has defined as the establishment of a working model, and the general availability of such software has been short and software development costs qualifying for capitalization have not been significant. Accordingly, the Group has not capitalized any software development costs, including software developed for internal use and for sale to third parties, in the year ended December 31, 2000.

RESEARCH AND DEVELOPMENT

Expenditure on research and development is charged against the income of the period in which it is incurred, except to the extent that such expenditure is recoverable from third parties.

PENSIONS

Defined benefit schemes

The expected cost of providing pension benefits to employees is charged to the profit and loss account accruing in the period as determined by SFAS No. 87 "Employers' Accounting for Pensions". This requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions.

Defined contribution schemes

Pension costs charged to the consolidated profit and loss account represent the amount of the contribution payable to the scheme in respect of the accounting period.

FIXED ASSETS AND DEPRECIATION

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include land and buildings, computer equipment and software licenses, office furniture, cars and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Additions and major replacements or betterments that increase capacity or extend useful lives are added to the cost of the asset. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

The estimated useful lives of fixed assets are as follows:
- Buildings: between 20 and 50 years, or the period of any leasehold
- Software licenses: 5 years
- Computer equipment: between 1 and 4 years or life of the related facilities management contracts
- Office furniture and equipment: between 5 and 20 years
- Motor cars: 3 years
- Freehold land is not depreciated.

LEASING

The Group follows the reporting requirements of SFAS No. 13 "Accounting for Leases". Leases classified as capital leases are recognized as assets and liabilities in the balance sheet at amounts equal to the fair value of the leased property at the inception of the lease or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between imputed finance charge and the reduction of the outstanding liability. The lease asset is depreciated during the period of expected use on a systematic basis consistent with the depreciation policy for depreciable assets that are owned. The amounts paid under operating leases are charged to the consolidated profit and loss account as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

The Group reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No.121"). The Group assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. The Group has determined that no impairments would have been recognized under SFAS No. 121.

STOCK COMPENSATION COSTS

The Group follows SFAS No.123 "Accounting for Stock-Based Compensation" whereby compensation cost represents the difference between the estimated fair value of the option at the date of grant using an option pricing model and the exercise price. This model considers the stock price at grant date, the exercise price and expected life of the option, expected volatility, expected dividend yield and a risk-free interest rate. This difference is amortized over the expected performance period or vesting period of the applicable options. See note 18 for a description of the Group's stock option plans.

Tax credits obtained from the deduction of the Group's contribution to the Qualified Employee Share Trust (QUEST) are accounted for as a credit to shareholders' funds.

DIVIDENDS

Dividends are recorded as a reduction to shareholders' equity only when they have been formally declared. Formal declaration requires approval by the Board of Directors and the shareholders.

EARNINGS PER SHARE

Basic earnings/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of common shares outstanding during the year. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and potentially dilutive securities, such as convertible loans, were converted to shares as of the beginning of the year or at the time of issuance, if later.

TAXES ON INCOME

The Group uses the liability method of accounting for income taxes, wherein deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

3.   SEGMENTAL ANALYSIS



The analyses of turnover, profit before tax, and net assets by country and by activity are as follows:

                                   Turnover       Turnover   (Loss)/profit
                                by destination   by origin     before tax     Net assets

                                   (pound)m       (pound)m      (pound)m       (pound)m
By Geography
  UK                                  522.8         586.5         6.9          170.0
  France                              278.6         289.1        (1.4)          94.1
  Sweden                              165.8         148.7        (8.8)          28.2
  Spain                                92.8         108.8        13.2           24.9
  Italy                               106.2         127.4         4.2           53.1
  Germany                              41.5          57.5       (52.9)         580.0
  North America                        33.9          27.3      (168.0)       1,503.9
  Other                               238.9         135.2        (2.1)          23.9
                                ---------------- ----------- -------------- -------------

Total continuing activities         1,480.5       1,480.5      (208.9)       2,478.1
                                ---------------- ----------- -------------- -------------

Inter-segmental turnover                             64.1
                                                 -----------
                                                  1,544.6
                                                 -----------

The inter-segmental turnover disclosed above is derived from the following geographic regions:

                                                               (pound)m

By Geography

  UK                                                             16.5
  France                                                         29.1
  Sweden                                                          0.2
  Spain                                                           8.0
  Italy                                                           0.4
  Germany                                                         1.1
  North America                                                   3.1
  Other                                                           5.7
                                                       -------------------------

Total continuing activities                                      64.1
                                                       -------------------------

                                      Turnover     (Loss)/profit
                                     by origin       before tax     Net assets
                                      (pound)m        (pound)m       (pound)m

By Activity

  Systems integration                   604.1           (40.8)         135.6
  Outsourcing                           463.2            24.9           91.7
  Products                              231.6          (127.3)       1,577.6
  Managed services                      135.2            12.2           26.8
  Business continuity                    46.4             5.0           15.9
Adjustments                                --           (82.9)         630.5
                                   --------------- -------------- -------------

Total continuing activities           1,480.5          (208.9)       2,478.1
                                   --------------- -------------- -------------

The results for acquisitions are included within the products segment in the table above.

Net assets is calculated by taking total assets of (pound)3,409.8m and reducing it for liabilities of (pound)931.7m. This is a measurement of financial position used by management in their review of segment results.

The Group has made certain adjustments to the management accounts in order to reconcile the segment information to the consolidated financial statements.

Amounts for acquisitions during the year primarily comprise the results of LHS Group Inc. The acquisition was completed on July 29, 2000. Further details regarding acquisitions are included in note 11.

Description of activities:

 .    Systems Integration - the process of designing, implementing and integrating IT systems, including proprietary and third party software, with existing IT systems.

 .    Software Products - the sale of products including installation and consulting with an up-front license, followed by annual maintenance fees. The IPRs are owned by Sema.

 .    Outsourcing - the use, by companies and governments, of third parties such as Sema to manage and operate all or part of their information systems.

 .    Managed Services - the provision of outsourcing services of a non-IT nature to companies and governments.

 .    Business Continuity - the provision of business continuity and disaster recovery services to customers to allow them to continue working at an alternative location should their own location become unavailable due to power outages, accidents, natural disasters or terrorist activity.

4. RESEARCH AND DEVELOPMENT

The Group expenses all research and development costs as incurred. The research and development costs incurred for the year ended December 31, 2000 were (pound)40.0m.

5. EARNINGS PER SHARE

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year.

6. PENSION ARRANGEMENTS

The Group operates a number of defined contribution and defined benefit pension schemes in Europe and the Asia-Pacific region. The total cost for the Group for these schemes was (pound)3.0 million.

In France, Belgium, Germany, Italy, Singapore and Sweden, the contributions are mainly invested in national schemes managed by government or external agencies, and to this extent the amounts are included in the figures disclosed under social security costs.

DEFINED CONTRIBUTION SCHEMES

Pension costs of (pound)1.9m charged to the consolidated statement of income represents the amount of the contribution expense to the schemes for the year ended December 31, 2000.

DEFINED BENEFIT SCHEMES

The principal defined benefit schemes in the Group are in the UK. Pension costs of (pound)1.1m is charged to the consolidated statement of income on a systematic basis over the service lives of the eligible employees based upon payroll and actuarial methods, assumptions and advice in accordance with the reports of qualified independent actuaries. This is in accordance with SFAS
No. 87, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. In addition, SFAS No. 132 also required disclosure of the components of the net periodic pension cost and the funded status of the pension plans. The prepaid benefit cost amounts to (pound)63.5m.

The aggregate pension disclosure for the Sema Pension Scheme, the Sema CS Pension Scheme and the Shares Cost Section of the BRBS Scheme in accordance with SFAS No. 132 is as follows:

                                                        (pound)m

Components of pension expense:

Net service cost                                          16.0
Interest cost                                             20.5
Expected return on plan assets                           (31.5)
Recognized net actuarial loss                             (1.2)
Amortization of transitional asset                        (0.9)
Recognition of curtailment gain                           (1.8)
                                                    -----------
Net periodic benefit cost                                  1.1
                                                    -----------

The following table sets forth the funded status of the UK plans:

                                                       (pound)m

Funded status                                             50.8
Unrecognized net actuarial loss                           15.6
Unrecognized transitional asset                           (2.9)
                                                    -----------
Prepaid benefit cost                                      63.5
                                                    -----------

Change in benefit obligation during the year:         (pound)m

Benefit obligation at January 1, 2000                    301.1
Effect of remeasurement                                   26.4
Service cost                                              16.0
Interest cost                                             20.5
Contributions by plan participants                         6.3
Actuarial gains                                          (13.2)
Benefits paid                                            (13.1)
Transfers in                                               0.4
Curtailment gain                                          (1.6)
Acquisition                                                5.9
                                                    -----------
Benefit obligation at December 31, 2000                  348.7
                                                    -----------

Change in plan assets during the year:                (pound)m

Fair value of plan assets at January 1, 2000             394.0
Actual return on plan assets                              (7.5)
Employer contribution                                     14.0
Contributions by plan participants                         6.3
Acquisition                                                5.4
Transfers in                                               0.4
Benefits paid                                            (13.1)
                                                    -----------
Fair value of plan assets at December 31, 2000           399.5
                                                    -----------


Plan assets are held in separately administered trusts and consist principally of listed debt and equity securities.

Assumptions used to determine the pension cost for the plans:

Rate of return on assets                                   8.0%
Discount rate                                              6.0%
Salary growth                                              3.5%
Inflation                                                  2.5%
Future working lifetime (1)                              15 years

(1) The future working lifetime for the shared cost section BRBS Scheme is 10 years in 2000.

7. OTHER EXPENSES

                                                        (pound)m

Recognized within operating expenses:
Profit on disposal of investment                          17.8
Restructuring costs                                     (13.3)
Amounts written off investments                          (4.4)


During the year the Group sold its remaining interest in Openwave.com Inc. (formerly Phone.com Inc.), a US company. 336,688 shares were sold resulting in cash proceeds of(pound)18.3m and a profit of(pound)17.8m.

The restructuring costs of (pound)13.3m paid in the year related to the fundamental restructuring of the Group's outsourcing activities, intended to improve the Group's competitive position in this market.

The results for the year include a write down of (pound)4.4m in the value of Sema's investment portfolio following a Directors' valuation at December 31, 2000. This item had no cash effect in the year.

The net tax expense on the above items is (pound)1.1m.

8. TAXATION

                                                      (pound)m

United Kingdom Corporation Tax
At 30%
   Current                                              15.3
   Prior year                                             --
   Deferred                                              3.0
                                                    ----------
                                                        18.3

Overseas taxation
   Current                                               9.1
   Prior year                                            0.1
   Deferred                                            (39.1)
                                                    ----------
                                                       (29.9)

Associated undertakings                                  0.1
                                                    ----------
Tax on credit or loss on ordinary activities           (11.5)
                                                    ----------

In 2000 and in prior years, the Group has taken advantage of group relief provisions for tax purposes where appropriate.

As of December 31, 2000 the Group has a payable for income taxes of (pound)25.0m.

Deferred taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. Components of the Group's net deferred tax liability are as follows:

                                                      (pound)m

Deferred tax liabilities - non current:
   Accelerated depreciation                              2.9
   Provision for tax on Swedish accruals                 3.9
   Other                                                 2.1
   Pension                                              19.2
   Intangibles                                         191.4
                                                    ----------
Total deferred tax liabilities - non current           219.5
                                                    ----------
Deferred tax assets - non current:
   Book over tax depreciation                           14.3
   Provisions on acquisition                             0.2
   Provisions                                           26.8
   Net operating loss carry forwards                    44.9
                                                    ----------
Total deferred tax assets - non current                 86.2
Valuation allowance                                    (42.5)
                                                    ----------
Net deferred tax assets - non-current                   43.7
                                                    ----------
Net deferred tax liability provided                    175.8
                                                    ----------

Net tax losses carried forward at December 31, 2000 amounted to (pound)44.6m.

The Group does not have any current deferred tax assets or liabilities, as all temporary differences are non-current.

Reconciliation of tax charge to statutory rate on profits follows:

                                                      (pound)m

Profit before tax on ordinary activities              (208.9)
                                                    ----------
Expected tax effect at 30% for 2000                    (62.7)
Actual tax credit                                       11.5
                                                    ----------
Difference to reconcile                                (51.2)
                                                    ----------
Permanent differences:
   Goodwill amortization                               (50.8)
   Stock option compensation                            (4.2)
Effect of tax rate change                                3.6
Trading losses unrecognized                             (7.6)
Valuation on provisions made in the year                (0.1)
Brought forward tax losses utilized                      7.7
Other                                                    0.2
                                                    ----------
Total difference reconciled                            (51.2)
                                                    ----------

The activity in the Group's valuation allowance for deferred tax assets consists of the following:

                                                      (pound)m

Balance at January 1, 2000                               2.9
Additions in the year due to loss carry forwards        39.6
                                                    ----------
Balance at December 31, 2000                            42.5
                                                    ----------

The valuation allowance allocated by tax jurisdiction is as follows at December 31, 2000:

                                                      (pound)m
UK                                                        --
Other                                                   42.5
                                                    ----------
                                                        42.5
                                                    ----------

9. INTANGIBLE ASSETS

                                                             Other
                                            Goodwill   Intangibles        Total
                                            (pound)m      (pound)m     (pound)m
COST
At January 1, 2000                             254.7          43.0        297.7
Additions (note 11)                          1,687.6         674.6      2,362.2
On acquisition of affiliated companies            --           1.5          1.5
Disposals                                       (0.4)           --         (0.4)
Foreign exchange                                 0.6          (0.1)         0.5
                                        ------------- ------------- ------------

AT DECEMBER 31, 2000                         1,942.5         719.0      2,661.5

AMORTISATION
At January 1, 2000                             124.5          19.6        144.1
Charge for the year                            168.9          44.7        213.6
Write off of IPR & D (see note 11)                --           0.6          0.6
On acquisition of affiliated companies            --           0.6          0.6
Foreign exchange                                 0.1            --          0.1
                                        ------------- ------------- ------------

AT DECEMBER 31, 2000                           293.5          65.5        359.0

NET BOOK AMOUNT DECEMBER 31, 2000            1,649.0         653.5      2,302.5
                                        ------------- ------------- ------------
Net book amount December 31, 1999              130.2          23.4        153.6
                                        ------------- ------------- ------------

The goodwill arising on acquisitions made in 2000 of Affiliate companies is being amortized on a straight-line basis over 5-10 years from the date of acquisition, depending on the circumstances and nature of the business acquired.

The goodwill arising on the acquisition of LHS Group Inc. during the year is being amortized over five years, which is the period the Directors estimate that the values of the businesses acquired are expected to exceed the value of the underlying assets.

Other intangibles consist of software licenses acquired, customer contracts, assembled workforce and trademarks. These are being amortized over a period of 5-15 years, depending on management's estimate of their useful lives.

10. TANGIBLE FIXED ASSETS

                                                                  Computer
                                                                 equipment       Office
                                                       Land            and     furniture
                                                        and       software      cars and
                                                  buildings       licenses     equipment        Total
                                                   (pound)m       (pound)m      (pound)m     (pound)m
COST
At January 1, 2000                                     37.2          272.5          70.3        380.0
On acquisition of affiliated companies                  0.6           21.2          12.6         34.4
Additions                                               3.7           38.4          22.0         64.1
Disposals                                              (1.4)         (10.6)         (9.3)       (21.3)
Foreign exchange adjustment                             0.2            2.4           2.4          5.0

                                               ------------- -------------- ------------- --------------
AT DECEMBER 31, 2000                                   40.3          323.9          98.0        462.2
                                               ------------- -------------- ------------- --------------

DEPRECIATION
At January 1, 2000                                     11.6          189.9          35.5        237.0
On acquisition of affiliated companies                  -             12.0           4.9         16.9
Charge for the year                                     2.7           46.5          16.7         65.9
On disposals                                           (0.1)         (10.3)         (9.3)       (19.7)
Foreign exchange adjustment                            (1.0)           1.8           1.3          2.1

                                               ------------- -------------- ------------- --------------
AT DECEMBER 31, 2000                                   13.2          239.9          49.1        302.2
                                               ------------- -------------- ------------- --------------

NET BOOK AMOUNT                                        27.1           84.0          48.9        160.0
DECEMBER 31, 2000
                                               ------------- -------------- ------------- --------------


The cost and accumulated depreciation of tangible fixed assets held under capital leases were:



AT DECEMBER 31, 2000
Cost                                                    1.8           45.3           3.2         50.3
Accumulated depreciation                                0.3           39.4           2.8         42.5

The depreciation charge for the year includes amounts in respect of tangible fixed assets held under capital leases of:

                                                                    Computer
                                                                   equipment          Office
                                                         Land            and       Furniture
                                                          And       software        cars and
                                                    Buildings       licenses       Equipment           Total
                                                     (pound)m       (pound)m        (pound)m        (pound)m
FOR THE YEAR ENDED
DECEMBER 31, 2000                                        0.1           8.9             0.5              9.5
                                                 ------------- -------------- --------------- ---------------

The net book amount of land and buildings comprises freeholds of (pound)14.2m and leaseholds of (pound)12.9m. At December 31, 2000, the Group had contracted for capital expenditure, for which no provision has been made in these accounts, of (pound)1.6m.

The Company had no capital commitments at the end of 2000.

11. AFFILIATED COMPANIES

The principal Affiliated companies at December 31, 2000, which were fully consolidated in the year, and which are engaged in the provision of information technology services, were as follows (all holdings were in ordinary shares):

                                                   Immediate holding company (%)           Country of incorporation and
                                                                                                              operation
DIRECT AFFILIATED COMPANIES
Sema SA                                                                     99.9                                 France
Sema UK Limited                                                              100                                England
INDIRECT AFFILIATED COMPANIES
Sema Group GmbH                                                              100                                Germany
Sema Group SA*                                                               100                                  Spain
Sema Sweden AB                                                               100                                 Sweden
Sema Telecom SA                                                              100                                 France
Sema Outsourcing SA                                                          100                                 France
Sema SpA                                                                     100                                  Italy
Sema Canada Limited                                                          100                         England/Canada
Sema Pte Limited                                                             100                              Singapore
Sema Global Recovery Services Limited                                        100                                England
LHS Group Inc                                                               89.4                                    USA
Sema Group Inc                                                               100                                    USA
LHS Verwaltungs GmbH & Co. Projekt KG zur Durchfuhrung Von                   100                                Germany
Softwareprojekten

Since the year-end, several of the entities listed above changed their names by the removal of the word "Group". These changes were implemented so that subsidiary names remained uniform with Sema plc (formerly SEMA Group plc, having changed its name on December 1, 2000). In the case of the former Sema Group Recovery Services companies, they are now known as Sema Global Recovery Services.

ACQUISITIONS

LHS Group Inc

On July 29, 2000 the Group acquired 84.9% of the outstanding equity in LHS Group Inc ("LHS") and an option to acquire the remaining 15.1% by June 30, 2004. The Group's current holding entitles it to 99% of the shareholder votes and full authority to manage LHS in any way it deems appropriate . LHS is a leading global provider of billing and operations support software and services to the communications industry.

The consideration for the acquisition of LHS was (pound)2,159.9m, including costs. The terms of the sale provided for one LHS ordinary share to be converted into 2.6 Sema ordinary shares. As of July 29, 2000 LHS had 59,444,836 ordinary shares outstanding, of which 50,535,665 became convertible into 131,392,728 Sema ordinary shares immediately on acquisition. The balance of 8,909,171 LHS shares are convertible at a future date. As a result, under US GAAP a minority interest of 15% is recorded. Subsequent to July 29, 2000 certain of the shares representing this minority interest were converted into Sema plc ordinary shares. This gave rise to additional goodwill of approximately (pound)265 million.

The price of (pound)14.86 per share was calculated based on the average closing price of the Sema ordinary shares on the five days prior and subsequent to the day the merger was announced, which was March 15, 2000.

Also included in the consideration is the fair value of the outstanding options which vest on the date of the merger held by LHS stockholders on March 15, 2000 (7.4 million options). The fair value of those options has been determined consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation". The fair value was estimated using the Black-Scholes option method with the following assumptions: risk free interest rate, 6.0%; dividend yield, 0.29%; expected volatility, 60.86%; expected life, 1 year. The weighted-average grant fair value of each LHS option which vests on the date of the merger is (pound)10.44.

The cost of acquisition has been determined as follows

                                                                                     (pound)m
Issue of 131.4 million Sema ordinary shares at(pound)14.86 ($23.99) per share        1,951.9
Fair value of options which vest at date of merger                                     190.1
                                                                                  ---------------
                                                                                     2,142.0
Merger fees and expenses                                                                17.9
                                                                                  ---------------
                                                                                     2,159.9
                                                                                  ---------------

The total estimated purchase price of the merger has been allocated to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill.

The table below sets out the details of the acquisition of LHS Inc. which was completed on July 29, 2000.

                                                         Fair Value
                                                           (pound)m

Fixed assets                                                  15.7
Goodwill                                                   1,402.6
Intangibles
   Customer lists                                            444.7
   Tradenames                                                 18.0
   Assembled workforce                                        27.7
   Developed technology                                      169.0
   In-process research and development                         0.6
Investments                                                    9.8
Debtors                                                       60.8
Stock                                                          8.6
Marketable debt securities                                    34.5
Deferred Tax                                                   2.4
Cash                                                          48.6
Minority Interest                                            (17.4)
Creditors, accruals and provisions                           (65.7)

                                                        -----------
Net assets acquired                                        2,159.9
                                                        -----------

Consideration and related costs:
Sema ordinary shares                                       1,951.9
LHS outstanding options                                      190.1
Acquisition costs                                             17.9

                                                        -----------
Total                                                      2,159.9
                                                        -----------


The acquisition has been accounted for under the purchase method from the effective date of acquisition and the goodwill arising (note 9) has been capitalized as an intangible asset.

The amount allocated to in-process research and development of (pound)0.6m was written off by the Group immediately subsequent to the acquisition.

Pre-acquisition results of LHS Inc.

The summarized profit and loss account and statement of total recognized gains and losses of LHS, prepared under US GAAP for the 7 months ended July 31, 2000, and translated at the average exchange rate for the period of (pound)1 = $1.562 is given below.

                                                               7 months ended
                                                                 31 July 2000
                                                                     (pound)m

         Revenue                                                        82.1
         Expenses                                                      (88.5)
                                                          --------------------
         Loss before taxes                                              (6.4)
         Taxes                                                          (1.4)
                                                          --------------------
         Net loss                                                       (7.8)
                                                          --------------------


The unaudited condensed pro forma profit and loss account for the Group, combined as if the acquisition of LHS took place on January 1, 2000 for the year ended December 31, 2000 is as follows:

                                                       (pound)m, except per

                                                                 share data

         Revenue                                                    1,566.6
         Expenses                                                  (2,003.8)
                                                          ------------------
         Loss before taxes and minority interest                     (437.2)
         Taxes                                                         10.1
         Minority interest                                             (0.3)
                                                          ------------------
         Net loss                                                    (427.4)
                                                          ------------------

         Basic earnings per share                                     (81.7)
                                                          ------------------


In management's opinion, these unaudited pro forma results are not necessarily indicative of what the actual combined results might have been if the acquisition had been effective at January 1, 2000 for the year ended December 31, 2000.

The principal acquisition during the year of LHS had the following impact on the Consolidated Cash Flow Statement for the five months ended December 31, 2000:

                                                                    (pound)m

Net cash outflow from operating activities                           (4.7)
Returns on investment and servicing of finance                        1.5
Investing activities                                                 (4.2)
Financing and management of liquid resources                          2.7
                                                               ---------------
                                                                     (4.7)
                                                               ---------------

12. AFFILIATED COMPANIES AND INVESTMENTS

                                                          Investments          Affiliated companies        Group
                                                                               --------------------
                                                                                           Share of        Total
                                                                           Shares   profit/(losses)
                                                        ---------------------------------------------------------
                                                             (pound)m    (pound)m          (pound)m     (pound)m
COST
At January 1, 2000                                                5.0         0.8              0.6            6.4
Share of retained profits less losses                              --          --              0.1            0.1
As part of acquisitions in the year                              10.1          --               --           10.1
Disposals                                                        (0.6)       (0.3)              --           (0.9)
Reclassification to short term marketable debt                   (2.2)         --               --           (2.2)
securities
Additions                                                        12.4         0.1               --           12.5
                                                        ---------------------------------------------------------

AT DECEMBER 31, 2000                                             24.7         0.6              0.7           26.0
                                                        ---------------------------------------------------------

AMOUNTS PROVIDED
At January 1, 2000                                                 --        (0.1)            (0.1)          (0.2)
Amounts provided in year                                         (4.4)         --             (0.2)          (4.6)

AT DECEMBER 31, 2000                                             (4.4)       (0.1)            (0.3)          (4.8)
                                                        ---------------------------------------------------------

NET BOOK AMOUNT DECEMBER 31, 2000                                20.3         0.5              0.4           21.2
                                                        ---------------------------------------------------------

Associated Undertakings

The principal associated undertaking at December 31, 2000, which is engaged in the provision of information technology services, is Pareli SA incorporated in France. The proportion of shares held and the voting rights in this company are 49%.

Investments

During the year the Group disposed of its remaining investment in Openwave.com Inc. (formerly Phone.com Inc.), a company incorporated in the USA specializing in interactive solutions for mobile telephony and internet applications. The sale is summarised as follows:

                                                                 (pound)m

Proceeds from sale                                                   18.3
Cost of investment disposed                                          (0.5)
                                                           ---------------

Gain on sale of investment                                           17.8
                                                           ---------------

The current year's net investment of (pound)20.3m related principally to the Group's 11% investment in Athene Software, Inc and long term marketable securities acquired on the acquisition of Group undertakings and a 10% investment in Mirror Image Communications Limited. Athene Software Inc. is a USA based company which provides customer focused intelligent Customer Relationship Management software for communications and e-commerce industries including Wireless and Wireline service providers, Cable TV and Direct Broadcast Satellite providers. Mirror Image Communications Limited is a UK based company which intends to develop a business to business supply chain integration hotel booking systems. Other additions to investments in the year included (pound)2m additional capital contribution in Convergence Partners II L.P. and an initial investment of (pound)0.1m in Portview Communications Partners LP. Portview Communications Partners LP is a venture capitalist entity which intends to invest in telecommunications technology companies.

13. STOCK

                                                                     2000
                                                                 (pounds)m

Raw materials and consumables                                         3.3
Work in progress                                                      1.9
Finished goods                                                        6.5
                                                           ---------------

                                                                     11.7
                                                           ---------------

14. ACCOUNTS RECEIVABLE

                                                                     2000
                                                                  (pound)m

Trade accounts receivable                                           367.7
Amounts recoverable on contracts                                    143.9
Other accounts receivable                                            66.7
Prepayments and accrued income                                       57.3
                                                           ---------------

                                                                    635.6
                                                           ---------------

Amounts falling due after more than one year included in amounts recoverable on contracts above are (pound)0.3m and included within other accounts receivable above are (pound)1.0m.

15. ACCOUNTS PAYABLE: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                 (pound)m

Payments received on account                                        66.6
Trade accounts payable                                             189.6
Value added tax                                                     32.2
Other taxation and social security payable                          44.9
Capital lease commitments                                           11.0
Other accounts payable                                              64.0
Accruals and deferred income                                       163.4
                                                           ---------------

                                                                   571.7
                                                           ---------------

16. ACCOUNTS PAYABLE: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                  (pound)m

Other accruals                                                       49.3
Capital lease commitments                                            12.2
Other accounts payable                                                9.9
                                                           ---------------

                                                                     71.4
                                                           ---------------

Other accruals

The balance of other accruals at December 31, 2000 relates principally to accruals for dilapidations on leasehold properties, accruals for onerous contracts and an accrual for a dispute with a customer that has progressed to arbitration. The accrual for dilapidations represents the Group's obligation under certain operating lease agreements to reinstate the property to its former condition at the expiration of the lease term. The accrual for dilapidations is payable within five years. The accruals for onerous contracts and a customer dispute will be payable within eight years and one year, respectively.

17. LONG-TERM DEBT

Borrowings are repayable by installments as follows:

                                         Bank         Capital lease
                                        loans           commitments        Total
                                     (pound)m              (pound)m     (pound)m

Within one year                           0.3                  11.0         11.3

Between one and two years                 3.3                   3.2          6.5
Between two and three years               0.2                   6.9          7.1
Between three and four years               --                    --           --
Between four and five years                --                    --           --
After five years                           --                   2.1          2.1
                                     -------------------------------------------

                                          3.8                  23.2         27.0
                                     -------------------------------------------

Other bank loans are repayable in installments over five years at interest rates ranging from 1.85% to 10%. The amounts owed under capital lease commitments are repayable in installments at interest rates ranging from 2% to 21%.

Facilities committed by banks amounted to (pound)130.0m, of which (pound)6.6m was utilized at December 31, 2000.

18.  SHAREHOLDERS' EQUITY

Treasury Stock

The Group established two employee share ownership trusts during the period.

On March 17, 2000, the group allotted 1,455,315 of shares to the Sema QUEST at (pound)13.97 per share, representing the deemed market price at this date. The Company established the QUEST during the year to acquire new shares in the Company for the benefit of employees and Directors of the group. On March 17, 2000, the Company provided (pound)20.3m by way of a gift for this purpose. On the same date, the QUEST subscribed at market value for 1,455,315 of the Company's 10p ordinary shares. The shares rank pari passu in all respects with the existing ordinary shares. These shares are being used to satisfy the awards made under the Save As You Earn (SAYE) scheme which have an exercise price of (pound)6.38 per share. The cost of the gift has been transferred by the Company directly to the profit and loss account reserve. The excess of the subscription price over the nominal value of the shares issued, which amounts to (pound)20.2m, has been taken to the share premium account.

The shares held by the QUEST at December 31, 2000 have been included in the Group balance sheet, as treasury stock, at a value of (pound)9.3m, which is equivalent to the amounts receivable from employees on exercise of their options.

During the year 27,896 shares held by the Sema QUEST were allocated to employees exercising their options under the SAYE scheme.

The Sema Group Employee Benefit Trust purchased 465,000 shares in the market at (pound)9.30 per share, using funds contributed by the respective Group employer companies. These shares will be used to satisfy the awards made under the Executive Share Option Scheme.

At December 31, 2000, the total number of shares held by Trusts was 1,892,419 of 10p each, of which all shares are under option or rights. The net recoverable amount of these shares has been assumed to be the exercise price of future employee share options. The difference between the purchase price and the exercise price has been written off to reserves. The market value of own shares at December 31, 2000 was (pound)5,563,712 and represents 0.3% of the issued capital of the company. Pursuant to the Trust deeds, the right to receive dividends has been waived until the shares vest unconditionally with the employees.

Share options

During the year, executive share options in respect of 867,704 ordinary shares of 10p each were exercised at prices ranging between (pound)1.4248 and (pound)4.80. Under the SAYE scheme a total of 32,726 share options and share appreciation rights were exercised at (pound)6.38 for ordinary shares of 10p each to employees leaving the scheme early.

As part of the consideration for the acquisition of LHS Inc on July 29, 2000, a total of 131,392,728 ordinary shares at 10p each were issued to LHS Inc shareholders. This represented 2.6 Sema shares for each LHS share held. The market value of Sema shares at the date of acquisition was (pound)10.49 per share. LHS options in respect of 10,094,505 ordinary Sema shares of 10p each were exercised at prices ranging from (pound)0.26 to (pound)4.85.

The Company uses the fair value method of accounting in accordance with SFAS No. 123 in determining the cost of benefits arising from employee stock compensation plans.

Options granted under the Company's Employee Option Schemes are exercisable at the fair market value of the Company's ordinary shares at the date of grant and are subject to performance criteria, between 3 and 10 years from the date of grant. Options granted since April 1994 may only be exercised where the percentage growth in adjusted earnings per share of the Company during a continuous period of three financial years has exceeded the percentage growth in the UK Retail Price Index during the same period by at least two per cent per annum. Options granted prior to April 1994 are not subject to performance criteria.

All shares shown below have been adjusted for the three for one capitalization issue which was approved by shareholders on May 27, 1998. Activity with respect to the share option schemes is as follows:

                                                         Number of options       Weighted average
                                                                                   Exercise price
                                                                                           (pound)
Options outstanding at January 1, 2000                          11,686,955                   5.01
Options granted                                                 15,568,854                   9.54
Options exercised                                                (900,430)                   3.55
Options cancelled                                              (1,777,257)                   9.30
                                                        ------------------------------------------
Options outstanding at December 31, 2000                        24,578,122                   7.66

As of December 31, 2000 1,564,636 options were exercisable, with a weighted average exercise price of (pound)1.97.

For options outstanding at December 31, 2000:

  Range of exercise prices           Number     Weighted average       Weighted average
                   (pound)      outstanding       remaining life         exercise price
                                                                                 (pound)
             0.5441-0.9954          226,996                 1.85                   0.73
                    1.4248          717,640                 5.18                   1.42
              3.0688 - 4.8        4,729,651                 7.66                   4.65
                      6.38        3,607,856                 3.33                   6.38
               6.95 - 7.63        2,277,109                 9.21                   7.34
               9.30 - 9.42       10,631,100                 9.51                   9.41
                     10.19        1,826,870                 2.75                  10.19
             11.21 - 13.79          560,900                 9.55                  11.95

In addition, the Group acquired 7,754,399 options of LHS on July 28, 2000 which are convertible on exercise into 2.6 Sema shares. Activity with respect to these LHS options is as follows:

                                                            Number of Sema          Weighted average
                                                                    shares  exercise price per share
                                                                                              (pound)
LHS options acquired on July 28, 2000                           20,161,437                      7.64
LHS options exercised                                         (10,094,505)                      6.56
                                                        ---------------------------------------------
LHS options outstanding at December 31, 2000                    10,066,932                      9.02


Compensation expense for the Company's share option and loan schemes has been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation". The Company's net loss includes stock based compensation of (pound)13.9 m for the year ended December 31, 2000. The unearned compensation at the end of the 2000 financial year was (pound)63.7m. The weighted-average grant-date fair value of options granted during 2000 was (pound)3.965. The fair value of the options and loan stock granted were estimated using the Black-Scholes option method with the following assumptions:

               Assumptions            2000

Dividend yield                       0.29%
Risk free investment rate             6.0%
Expected volatility          44.2% - 71.3%
Expected life (1)               4.25 years



19. RELATED PARTY TRANSACTIONS

France Telecom, by virtue of its holding in the Company during the year, is considered a related party. The Group provides information technology and related services to France Telecom and certain of its subsidiaries, in particular for outsourcing services by Sema Group Outsourcing SA, and for other services by Sema Group Telecoms SA. The amounts billed during 2000 were (pound)11.3m for outsourcing services and (pound)72.4m for systems integration. The net amount due from France Telecom at the end of 2000 was (pound)20.5m.

During the period prior to the acquisition of LHS and pursuant to the acquisition agreement dated March 14, 2000, the Group incurred interest payable of (pound)3.1m on a promissory note payable to LHS of (pound)257.9m. The promissory note was consideration for the exercise of an option to subscribe for 10,386,091 new shares of LHS at a price per share of (pound)24.84, an investment of (pound)258.0m. This represented 14.9 percent of LHS' share capital subsequent to the exercise. The promissory note was denominated in Sterling, matured in one year after the exercise of the option, interest was payable quarterly at the prime rate as reported in The Wall Street Journal, and was secured by the shares of LHS common stock for which it was issued. The promissory note was subsequently cancelled upon the acquisition of LHS on July 29, 2000.

In the prior year, Sir Julian Oswald, Chairman of the Board, held a consultancy contract with an Affiliated company which caused him to be treated as a related party for the amounts received under the contract. This contract expired on his appointment as Chairman of the Board on April 14, 1999. The amount payable in 1999 was (pound)11,000 and the balance due to him at the beginning and the end of the year was nil.

20. COMMITMENTS AND CONTINGENCIES

The Group has in the ordinary course of business provided or requested banks to provide performance and advance payment guarantees to customers.

During the year the group invested (pound)2.0m in Convergence Partners II L.P. The Group is committed to contribute up to $5m ((pound)3.1m), over ten years to the partnership which intends to invest in information technology related companies.

The Group invested (pound)0.1m in Portview Communications LP. The Group is committed to contribute up to $1m ((pound)0.7m) over ten years.

The Company is involved in a dispute with a third party licensor in respect of licensing rights for a particular item of software. Claims have been issued by the licensor and the Company has issued counter-claims against the licensor. The Company believes it has meritorious defenses to the licensor's claims and reasonable grounds for the assertion of its counterclaims. The Company intends to vigorously defend the claims and prosecute the counterclaims. The matter will probably be heard later this year. It is not possible to quantify, with any real certainty, the amount of any liabilities or assets under these claims and counterclaims. Accordingly, no such assets or liabilities have been reflected in the financial statements. Further details regarding this dispute have not been disclosed as they may be prejudicial to the outcome.

LEASE COMMITMENTS

The following is a summary, by year, of future gross minimum rental payments for all leases with terms greater than one year:

                                                   Operating          Capital
                                                    (pound)m         (pound)m
Fiscal year ending December 31:

   2001                                                 38.2             10.5
   2002                                                 27.8              5.4
   2003                                                 23.5              5.6
   2004                                                 18.3              1.3
   2005                                                 16.6              1.2
   Thereafter                                          114.0              1.0
                                             ---------------------------------
Total minimum lease payments                           238.4             25.0
Less amount representing interest                                        (1.8)
                                                              ----------------
Present value of net minimum lease payments                              23.2
Less current maturities                                                 (11.0)
                                                              ----------------
Long-term obligation                                                     12.2
                                                              ----------------
The Company enters lease agreements as part of the ordinary course of its business. Capital leases relate primarily to computer equipment rental, whilst operating leases primarily relate to the rental of office space. The average remaining term of these leases is five years or less. The exception is an operating lease on a UK property rental which expires in 2017.

21. SUBSEQUENT EVENTS

On February 12, 2001, the Boards of Sema and Schlumberger Investments announced that they had reached agreement on the terms of a recommended cash offer for the entire issued, and to be issued, share capital of Sema. The offer is on the basis of 560p for every Sema share and 1,120p for every Sema ADS.

On April 6, 2001, Schlumberger Investments amounted that its offer for the ordinary share capital of Sema plc had been declared unconditional in all respects. The offer remains open for acceptance until further notice, and withdrawal rights of holders of Sema shares have terminated.

As a result of acceptances since April 6, 2001, Schlumberger Investments has received valid acceptances of the offer in respect of or otherwise acquired 90% or more in value of the Sema shares. As anticipated in its offer document dated February 21, 2001, Schlumberger Investments will seek to acquire compulsorily the remaining Sema shares pursuant to sections 428 to 430F of the UK Companies Act 1985. The aggregate consideration for the acquisition of 100% of the issued Sema shares is expected to be approximately $5.2 billion in cash (including expenses of the transaction). The purchase price for Sema shares acquired in the offer was determined following arm's length negotiations with Sema's management regarding its recommendation of the offer.

Except as described in this paragraph, it is currently expected that the business and operations of Sema will continue to be conducted as they are currently being conducted. Schlumberger will continue to evaluate all aspects of the business, operations, capitalization, corporate and organizational structure, and management of Sema and will take such further actions as it deems appropriate under the circumstances then existing.

On March 9, 2001, Sema Global Recovery Services Ltd entered into a 17 1/2 year lease contract on a building in London for use principally in its business continuity activity. A bank guarantee was issued on the same day in favor of the landlord in respect of rental payments in an initial amount of (pound)60m, declining to zero over seven years. The issuing banks are indemnified by Sema plc.

22. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Overview of Treasury Objectives

The Group is involved in the provision of information technology related services that are largely cash generative and financed out of working capital. The Group's outsourcing activity, however, is more capital intensive and can involve investment in substantial amounts of tangible fixed assets that are used as the basis for the provision of services to clients.

The principal financing and treasury exposures faced by the Group relate to working capital management, the financing of acquisitions and tangible fixed assets, the ongoing funding structure of subsidiaries, the management of interest rate and currency positions, and the investment of surplus cash.

The Group has generally followed a policy of avoiding long-term borrowing. The acquisition of LHS in 2000 was effected by means of a share exchange and over the last ten years the Group has financed all of its other acquisitions out of its own cash resources with the sole exception of one capital increase which raised (pound)99m and which took place in 1996.

Written policies and procedures exist for the conduct, control and recording of treasury and foreign exchange transactions. All material new treasury instruments are approved and controlled by Group financial management on a centralised basis and the treasury impact of bids for new business is reviewed in detail as part of the bid and contract approval process prior to the signature of any contract.

The principal derivative financial instruments held by the Group are forward foreign exchange contracts relating to the hedging of normal receivables and payables denominated in foreign currency. Due to the nature of the Group's activities which, apart from Telecoms and Major Events, tends to be domestic, the value and the volume of these instruments is not greatly significant relative to the size of the Group's business. It is Group policy that no speculative trading in financial instruments be undertaken.

The Group also has financial instruments in the form of short-term debtors and creditors which arise in the normal course of business and are not discounted, securitised or pledged in any way. Short-term debtors and creditors have been excluded from the disclosures which follow, other than the currency risk disclosure.

Foreign currency

Transactional

As referred to above, the Group does hedge a proportion of its transactional exposures by taking out forward foreign exchange contracts to cover the relevant sales and purchase transactions. This is to minimize the effects of movements in international currency markets. At December 31, 2000, of the total known and anticipated net transactional exposures, (pound)48.8m had been hedged. When those contracts are revalued at the relevant forward rate applicable at the year-end, this results in a (pound)1.4m unrealised loss. This was due to a significant proportion of the Group's hedging being in respect of future US Dollar denominated receivables and the relative strengthening of the US Dollar against the Euro during the year.

Translational

The Group's reporting currency is Sterling and it therefore faces currency exposures on the translation of profits earned in overseas currencies, and of the retranslation of their net assets from year to year. The Group policy is not to hedge its profit or net asset translation exposures as these represent an accounting rather than a cash exposure, and as average exchange rates are used to translate the foreign currency profits, the exchange effect is reduced. The Group considers itself to be hedged through the geographic span of its overseas operations.

Between January 1, 1990 and December 31, 1999 the cumulative translational exchange loss was (pound)18.9m. In 2000 this decreased by (pound)1.6m mainly due to the effect of a strong US Dollar on the translation of the Group's US assets.

As at the balance sheet date the Group had not entered into any interest rate swaps or any other interest rate hedging instruments.

Fixed rate financial liabilities are comprised mainly of finance leases.

The floating rate financial liabilities largely comprise bank overdrafts which bear interest at the respective country's market rate, and finance leases and deferred acquisition consideration, both of which bear interest at variable rates. Financial liabilities on which no interest is paid mainly consist of deferred acquisition consideration.

The Group's benchmark rates for determining interest rate payments for its floating rate financial liabilities are based on inter-bank lending rates in the relevant country of operation.

The above table evidences the Group's policy of not having long term borrowing as only (pound)9.2m of the Group total financial liabilities mature more than two years from the balance sheet date.

Other financial liabilities consist solely of deferred acquisition consideration which is reported in the balance sheet, within other creditors in creditors: amounts falling due within one year and creditors: amounts falling due after more than one year.

Currency exposure of the Group's total assets by currency

The currency exposure (i.e. those transactional exposures that give rise to the net currency gains and losses recognized in the profit and loss account) of the Group's monetary assets/(liabilities) is shown below. Such exposures comprise the monetary assets and monetary liabilities of the Group that are not denominated in the operating (or functional) currency of the operating unit involved.

As explained above, it is the Group's policy to hedge a proportion of its exposures to foreign exchange rate fluctuation. The amounts below take into account the effect of this hedging.

As at December 31, 2000:


Functional currency of Group              Net foreign currency monetary assets/(liabilities) ((pound)m)
operations

                                              STG          Euro         US        SEK           Other
Sterling                                       --           9.6         3.8        --            0.1
  Euro                                       (3.3)          0.1         8.0        --            0.8
   US$                                        2.7          (2.5)         --        --           (0.1)
   SEK                                         --           3.1          --        --             --
 Other                                       (3.0)          3.4         0.1        --           (3.2)


Fair values of financial instruments

Set out below is a comparison between book value and fair value of all the Group's financial assets and liabilities:

                                                                                  Book Value   Fair Value
                                                                                    (pound)m     (pound)m
Primary financial instruments held or issued to finance the
Group's operations:
Short-term borrowings                                                                 (40.6)      (40.6)
Long-term borrowings                                                                  (26.7)      (27.0)
Other financial liabilities                                                           (24.7)      (24.7)
Investments                                                                             18.8        18.8
Long and short-term marketable debt securities                                          29.7        29.7
Short-term deposits                                                                     13.8        13.8
Cash at bank and in hand                                                               130.6       130.6

Derivative financial instruments held to manage the currency profile:

Foreign exchange forward contracts                                                        --        (1.4)


The fair values of the Group's short-term borrowings, short-term deposits and cash at bank and in hand which, on the whole bear interest at variable rates, are equivalent to their book values. The book values of the investments which are in unquoted companies reflect a directors' valuations and are deemed to be equal to their fair values. The book values of the short term marketable debt securities have been compared to their market values to which, in aggregate, they are equivalent. For finance leases, included in long-term borrowings, the rate implicit in the lease is compared to the market interest rates at December 31, 2000 for the period until maturity of the lease, resulting in a fair value difference of (pound)0.3m. The difference between the fair values and book values of long-term bank borrowings, which are at fixed interest rates, is not material. Other financial liabilities, comprising of deferred acquisition consideration, are subject to market rates of interest or do not bear interest. Their fair values are equivalent to their book values.

The estimated fair value of derivatives generally reflects the estimated amounts the Group would receive or pay to terminate the contracts at the reporting date.

Hedging

During the year ended December 31, 2000, the Group had a loss from hedge instruments of (pound)0.1m included in loss for the period. At December 31, 2000, unrecognized gains and (losses), respectively, are (pound)0.1m and (pound)(0.3)m arising in previous years and (pound)0.4m and (pound)(1.6)m arising between January 1, 2000 and December 31, 2000. Gains and (losses) expected to be included in December 31, 2001 income are (pound)0.1m and (pound)(0.6)m, respectively. Gains and (losses) expected to be included in income for the year ended December 31, 2002 or later are (pound)0.4m and (pound)(1.3)m, respectively.

23.  RECENTLY ISSUED ACCOUNTING STANDARDS

In 1998, the FSAB issued SFAS No, 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for the Company's 2001 fiscal year.

SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is currently reviewing the likely impact in adopting this Statement on the level of disclosure currently provided in its financial statements.

On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101, as amended by SAB 101A and SAB 101B, is effective commencing in the final fiscal quarter of the first fiscal year beginning after December 15, 1999. The Company has adopted SAB 101 in these financial statements. The adoption of SAB101 has not had a material impact on results.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SCHLUMBERGER N.V.
                                          (SCHLUMBERGER LIMITED)


                                 By:   /s/  Jean-Marc Perraud
                                       -----------------------------------------
                                            Jean-Marc Perraud
                                            Controller, Chief Accounting Officer

Date: June 15, 2001